EXHIBIT 10.1(bv)

Non-employee Director Compensation

Effective April 27, 2005

Annual Retainer (other than Chairman and Vice Chairman)	$26,000
Chairman Annual Retainer	$80,000
Vice Chairman Annual Retainer	$40,000
Committee Member Annual Retainer (including Chair)	$7,000
Board Meeting Fee	$1,500
Telephonic Board Meeting Fee	$750
Committee Meeting Fee	None
Annual Equity Grant (1)	1,500 shares of Restricted Stock

(1)          The Restricted Stock vests after three years, but the directors are entitled to receive dividends and may exercise full voting rights with respect to the Restricted Stock during the restricted period.